Credit Suisse International Focus Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2005


Portfolio:			Credit Suisse International Focus Fund


Security:			Gaz de France


Date Purchased:			7/08/2005


Price Per Share:		$23.40


Shares Purchased
by the Portfolio *:		37,430


Total Principal Purchased
by the Portfolio *:		$875,862.00


% of Offering Purchased
by the Portfolio:		0.02%


Broker:				Credit Agricole Indo Cheveraux London


Member:				Co-Manager